Description of Patrick L. O’Bryan Sales Bonus Incentive Award Opportunity
May 13, 2015
Mr. O’Bryan will receive a sales bonus incentive of 0.075% of the sale price of Fidelity plus an amount equal to six months’ salary of $225,000, assuming he remains employed by Fidelity through the date of sale.